Exhibit 10.1

1776 Yorktown, Suite 550

Houston, Texas 77056

September 3, 2024

Ms. Carolyn Shelton

Re:	Terms of Employment

Dear Carolyn,

We are very excited at the prospect of your joining Nexalin Technology, Inc. (the “Company”). Our offer of employment is for the position listed below and is subject to the following terms and conditions:

1. Title/Position. Senior Vice President Quality, Regulatory, and Clinical Affairs.

2. Salary. Base annual salary of $300,000.

3. Bonus. Upon the achievement of to-be-determined milestones, annual cash bonus in the amount of $40,000, to be paid in two separate payments of $20,000. Achievement of bonus milestones to be determined in fourth quarter of each year and paid at the end of first and third quarters of the succeeding year. In addition, eligibility for a $20,000 cash bonus in connection with performance during fourth quarter of 2024 (such bonus, if earned, to be paid at the end of the first quarter of 2025).

4. Performance Based Options. Upon the achievement of to-be-determined milestones, you will be entitled to stock options having an exercise price equal to $60,000. The exercise price will be the closing price of the Company’s publicly-traded common stock on the date the grant of stock options is approved by the Company’s Board of Directors. The options will vest in equal portions over the three year period beginning on the first anniversary of your employment commencement date and will otherwise be subject to the terms and conditions of an option grant agreement to be entered into between you and Nexalin.

5. Moving Expenses. The Company will pay an amount not to exceed $5,000 of any moving/relocation costs you incur in connection with your relocation to the Houston, Texas area.

6. Benefits.

(a)	Participation in all employee benefit plans or programs generally available to other employees of the Company, from time to time, to the extent you are eligible to participate under the terms of each particular plan or program.

(b)	Five (5) weeks paid time off per full calendar year.

7. Nature of Employment. Your employment with the Company will be “at will” which means that your employment with the Company is for no definitive period and can be terminated at any time, by either you or the Company for any or no reason, with or without notice. Your “at will” status cannot be changed by any oral representation, written document or other conduct.

8. Tax Matters. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you agree that you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9. Interpretation, Amendment and Enforcement. This letter agreement constitutes the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by Delaware law, excluding laws relating to conflicts or choice of law.

Sincerely,

Nexalin Technology, Inc.

By:	/s/ Mark White
Mark White
President and Chief Executive Officer

I have read and accept this employment offer:.

Signature:	/s/ Carolyn Shelton	Date:	September 3, 2024
Carolyn Shelton